Chapman and Cutler LLP 320 South Canal Street, 27th Floor Chicago, Illinois 60606 T 312.845.3000 F. 312.701.2361 www.chapman.com

July 3, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Roundhill ETF Trust

Registration Statement on Form 8-A/A

Ladies and Gentlemen:

On behalf of the Roundhill S&P 500® No Dividend Target ETF (the “Fund”), a series of Roundhill ETF Trust (the “Trust”), we enclose herewith for filing pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, an Amendment to the Registration Statement of the Trust on Form 8-A covering the Fund’s common shares of beneficial interest (the “Shares”). The purpose of the Amendment is to update the exchange on which the Shares are being listed.

The Shares are being listed on Cboe BZX Exchange, Inc. and, accordingly, a copy of the Prospectus, which contains a description of the Shares has been transmitted for filing with Cboe BZX Exchange, Inc.

If you have any questions concerning this filing or require any additional information, please contact me at (312) 845-3484.

Very truly yours,

Chapman and Cutler llp

By	/s/ Morrison C. Warren
Morrison C. Warren

Enclosure

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or 12(g) of the
Securities Exchange Act of 1934

Roundhill ETF Trust

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (State of incorporation or organization)	(see next page) (IRS Employer Identification No.)

c/o Roundhill Financial Inc. 154 West 14th Street, 2nd Floor New York, New York	10011
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered Shares of beneficial interest, no par value	Each Class is to be so Registered Cboe BZX Exchange, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [   ]

Securities Act registration statement file numbers to which this form relates:
333-273052

Securities to be registered pursuant to Section 12(g) of the Act:
None

Item 1. Description of Registrant’s Securities to be Registered.

The securities registered hereunder are common shares of beneficial interest, no par value per share (the “Shares”), of the Roundhill S&P 500® No Dividend Target ETF (the “Fund”), a series of the Roundhill ETF Trust (the “Trust”). This amendment is being filed in connection with a change to the exchange on which the Shares of the Fund are being listed, to Cboe BZX Exchange, Inc.

A description of the shares of beneficial interest, no par value, of the Fund is set forth in Post-Effective Amendment No. 162 to the Trust’s Registration Statement under the Securities Act of 1933 and Amendment No. 164 to the Trust’s Registration Statement under the Investment Company Act of 1940 on Form N-1A (Commission File Nos. 333-273052; 811-23887) (the “Registration Statement”), which description is incorporated herein by reference as filed with the Securities and Exchange Commission on June 9, 2025. In addition, the above-referenced description included in any supplement relating to the Registration Statement filed with the Commission pursuant to Rule 497 under the Securities Act of 1933, as amended, shall be deemed to be incorporated herein by reference.

Fund Name	EIN
Roundhill S&P 500® No Dividend Target ETF	99-3434737

Item 2. Exhibits.

1. The Trust’s Agreement and Declaration of Trust is included as Exhibit 28(a) to Pre-Effective Amendment No. 2 to the Trust’s Registration Statement, as filed with Securities and Exchange Commission on October 20, 2023.

2. The Trust’s By-Laws is included as Exhibit 28(b) to Pre-Effective Amendment No. 2 to the Trust’s Registration Statement, as filed with Securities and Exchange Commission on October 20, 2023.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Roundhill ETF Trust

July 3, 2025	/s/ Sean Poyntz
	Name:	Sean Poyntz
	Title:	Secretary